                                                   united states
                                        securities and exchange commission
                                              washington, d.c. 20549

                                                      form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF
1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                                                 Commission File Number   2-58109

                       THE COLLECTIVE INVESTMENT TRUST, of which UMB Bank, n.a., is Trustee
                              (Exact name of registrant as specified in its charter)

                           1010 Grand Avenue, Kansas City, Missouri 64106 (816) 860-7000
   (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

                             Pooled Equity Fund, Pooled Debt Fund, Pooled Income Fund
                             (Title of each class of securities covered by this Form)

                                                        N/A
 Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule  provision(s)  relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)        |X|                 Rule 12h-3(b)(1)(i)        |_|
              Rule 12g-4(a)(1)(ii)       |_|                 Rule 12h-3(b)(1)(ii)       |_|
              Rule 12g-4(a)(2)(i)        |_|                 Rule 12h-3(b)(2)(i)        |_|
              Rule 12g-4(a)(2)(ii)       |_|                 Rule 15d-3(b)(2)(ii)       |_|
                                                             Rule 15d-6                 |_|

         Approximate number of holders of record as of the certification or notice date:          -0-

         Pursuant to the requirements of the Securities  Exchange Act of 1934, The Collective  Investment Trust, of
which UMB  Bank,  n.a.,  is  Trustee,  has  caused  this  certification/notice  to be  signed on its  behalf by the undersigned duly authorized person.

Date: September 17, 2003                                          By:  /s/ R. Crosby Kemper III
                                                                  Name:  R.Crosby Kemper III
                                                                  Title:    Chief Executive Officer
                                                                           UMB Bank, n.a.